Exhibit 10.15

STRICTLY PRIVATE & CONFIDENTIAL

Box Ships Inc.
c/o AllSeas Marine SA	Duplicate Copy
15, Karamanli Str.,
Voula,
Athens-Greece

Attn Mr M. Bodouroglou

Athens, March 29th, 2011

Dear Sirs,

In replacement to our Commitment Letter dated 24th March 2011, we wish to confirm to you in outline form the revised terms and conditions of the loan as follows:

Borrower:	The shipowning company of the Vessel.

Guarantor:	Box Ships Inc., the holding company of the Borrower.

Amount:	• Borrower’s Option A: up to USD32.800.000,- (US Dollars Thirty Two Million Eight Hundred Thousand).

• Borrower’s Option B: up to USD30.000.000,- (US Dollars Thirty Million).

Description of the Facility:	A Committed Secured Credit Facility (the “Facility”) available for drawing in US Dollars.

Purpose:	To finance up to 55% if the Borrower exercises Option A (or up to 51% if the Borrower exercises Option B) of the lower of the purchase price or the market value of m/v Charlotte Wulff tbr (2006, 4.425teus), (the “Vessel”), timechartered to AP Moller Maersk at USD27.300 net p.d. (the “Approved Charter”).

Bank/Lender:	UniCredit Bank AG, through a nominated branch.

Interest Rate:	• 2,80% p.a. for the period that the Vessel is under the Approved Charter, otherwise,

• 3% p.a.,

over 3, 6, 9 or 12 months LIBOR at the Borrower’s option subject to market availability.

Interest shall be payable at least quarterly.

The Bank shall have the right of first refusal for any Interest Rate Swap arrangements in respect of the Facility.

Front Fees:	1,25% on the Amount, 50% payable the earlier of a) upon signing of the Facility documentation or b) on 20th April 2011 and the balance upon drawdown.

Commitment Fees:	1,25% p.a., non-refundable fee, payable quarterly in arrears, starting upon acceptance of this Commitment Letter, on the undrawn portion of the Facility, during the Availability Period.

Unicredit Bank AG Athens Branch A.M.A.E.: 19450/06/8/89/03 A.F.M.: 098050621 Δ.O.Y.: F.A.E.E. AqHNΩN Tel.: +30 210 36-71500 +30 210 36-40940 Fax: +30 210 36-40063

Board of Managing Directors:

Dr. Theodor Weimer (Board Spokesman), Peter Buschbeck, Lutz Diederichs,

Peter Hofbauer, Heinz Laber,

Andrea Varese, Andreas Wölfer

Chairman of the Supervisory Board:

Sergio Ermotti

Legal Status: Actiengesellschaft Registered Office: Munich Listed in the Court Register: Munich HR B421 48 Tax - Id. No.: 143/102/30007 VAT Reg. No.: DE 129 273 380 www. unicreditgroup.eu

UniCredit Bank AG

STRICTLY PRIVATE & CONFIDENTIAL

Prepayment:	Outstanding amount(s) under this Facility may be prepaid in inverse order of maturity, on interest rollover dates only, in one or multiples of the Instalment amount.

Interest rate and fee computation:	Interest, premium, penalties and fees to be calculated on the exact number of days over a 360-day year basis.

Availability Period:	The Facility will be available for drawdown until 24th June 2011.

Drawdown:	The Facility will be advanced in one Advance within the Availability Period.

Repayment Schedule:

The Facility shall be repayable as follows:

•        If Option A is exercised: in 24 quarterly, consecutive Instalments, commencing three months from drawdown, as follows:

- 10x USD 1.030.000 each, followed by

- 14x USD750.000 each, plus

- Balloon of USD 12.000.000 payable together with the last Instalment.

•        If Option B is exercised: in 24 equal, quarterly, consecutive Instalments of USD750.000 each, commencing three months from drawdown, plus Balloon of USD 12.000.000 payable together with the last Instalment.

Final Maturity Date:	No later than six years after the date of the drawdown or after the end of the Availability Period, whichever occurs first.

Representations and Warranties:	Normal for this type of Facility. (The obligations of the Lender will be subject to the representations and warranties remaining true and accurate while any commitment remains outstanding).

Conditions Precedent:	Usual and customary for this type of the Facility, including, but not limited to:

A. Execution of all securities (incl. the Assignment of the Approved Charter) in favour of the Lender.

B. Relevant insurances, satisfactory to the Lender, to be effected in the name of the Vessel’s Owners.

C. Successful IPO, raising minimum equity for the Guarantor equal to 100% of the consolidated debt (incl. undrawn bank commitments).

D. The Bank or any of its affiliates shall be entitled to act by minimum 5% as a co-managing underwriter or equivalent, in the scheduled IPO of the Guarantor.

E.      Funds will not be made available to the Borrower if there is a material adverse change in the financial condition and operation of the Borrower and/or the Guarantor or a material adverse change of circumstances.

UniCredit Bank AG

STRICTLY PRIVATE & CONFIDENTIAL

Covenants:	Will include but not be limited to:

A.      The Borrower and/or the Guarantor to provide the Bank with annual audited consolidated financial statements prepared under US GAAP within 90 days after the end of the Borrower’s and/or the Guarantor’s fiscal year, commencing as of 31st December 2011.

The Borrower and/or the Guarantor to provide the Bank with unaudited consolidated quarterly financial statements within 45 days (but not later than 10 days prior to the declaration of dividends) from the end of each fiscal quarter commencing as of 30th September 2011.

B.      The Borrower and/or the Guarantor to furnish the Bank with information on the Group’s financial condition as the Bank from time to time may reasonably request; to keep the Bank advised of all major financial developments such as sale or purchase of vessel(s), new loans, refinancing or restructuring of existing loans, contracts for term employment of vessel(s) and any other Borrowed money.

C. All banking operations in connection with the Vessel to be carried out through the Bank.

E. The Borrower may incur no other debt, nor make loans or advances or issue guarantees to any other corporation or individual without the prior written consent of the Bank.

F. Maintenance of current corporate legal and business structure of the Borrower and of the Guarantor.

G. The Borrower’s indebtedness under this commitment shall not be subordinated in priority of payment to any other present or future indebtedness of the Borrower.

H. The Bank at any time at its own discretion may obtain valuation appraisals of the Vessel, as described under (I).

I.       At all times the aggregate Fair Market Value of the Vessel shall be no less than 130% of all outstandings under this Facility. If ratio achieved is lower than 130% but higher than 120%, the Interest margin shall automatically increase to 4,5% p.a. If ratio achieved is lower than 120% this shall constitute an event of default.

UniCredit Bank AG

STRICTLY PRIVATE & CONFIDENTIAL

The Fair Market Value shall be calculated as the arithmetic mean of two valuation appraisals obtained by the Bank from two approved brokers (Arrow, BRS, Clarksons, Fearnleys, Platou, SSY, Galbraiths and Gibson), one to be chosen by the Borrower and one to be chosen by the Bank and each valuation appraisal shall be at the expense of the Borrower. If such valuation appraisals differ by more than 15%, a third valuation shall be obtained by an approved broker nominated by the Bank. The Fair Market Value shall then consist of the arithmetic mean of such three valuation appraisals.

Each valuation is to be on the basis of an arm’s length prompt sale of the Vessel, for cash, free of charter and encumbrance and on normal commercial terms as between a willing seller and a willing buyer.

In case of breach, any excess will be prepaid or secured by cash pledged in favour of the Lender.

J. No delisting, merger, consolidation or take over of the Guarantor.

K. Mr Michael Bodouroglou to remain the Borrower’s CEO and retain a minimum 10% shareholding in the Guarantor.

L. Maintenance of current management and ownership of the Vessel.

M.     The Vessel to trade world-wide, except in trading areas prohibited from time to time by the government of the owning company or the government of the nationality of the officers and crew of the Vessel.

N.      The Borrower and/or the Guarantor undertake that the Vessels\ will not be employed on period charter for longer than twelve months or on bareboat charter without the prior written consent of the Lender.

O.      On the basis of the audited annual consolidated financial statements and the unaudited quarterly financial statements of the Guarantor the following Financial Undertakings shall apply to the Guarantor and its subsidiaries (including the Borrower, together the “Group”) and shall be measured at all times:

UniCredit Bank AG

STRICTLY PRIVATE & CONFIDENTIAL

a)      The ratio of total debt to EBITDA shall be no greater than 5.0 to 1.0.

b)      Minimum Liquidity: The Guarantor shall at all times maintain cash in an amount which will be the higher of a) USD750.000 per vessel owned or b) six months debt service (capital plus interest). The Minimum Liquidity related to the Vessel shall be maintained at all times on interest bearing accounts with the Bank.

c)       The ratio of total liabilities to market value adjusted total assets shall not be greater than 0.65 to 1.0.

These Financial Undertakings shall be tested on the basis of the quarterly and annual financial statements and shall be accompanied by a compliance certificate detailing all appropriate calculations in form and substance acceptable to the Bank, prepared and signed by a duly authorized representative of the Guarantor (the “Compliance Certificate”).

Dividends:	On the basis of the quarterly and annual financial statements, the Guarantor may pay unlimited quarterly dividends, on condition that such payment does not cause any Event of Default. Dividends remain subject to the Bank’s approval of the Compliance Certificate confirming that there is no Event of Default which is continuing or which will occur as a result of such distribution of dividends. Such Compliance Certificate to be sent to the Bank 10 days before distribution of dividends (the “Dividend Declaration Date”).

Events of Default:	Usual Events of Default for a Facility of this nature including without limitation, (a) non payment of principal, (b) non payment of interest, breach of undertakings, (c) breach of negative covenants, (d) breach of financial covenants, (e) material inaccuracy of representations and warranties, (f) occurrence of a material adverse change, (g) cross default, (h) failure of effectiveness of security documents or guarantees, (i) unsatisfied uninsured material judgment following final appeal, (j) bankruptcy or insolvency event, or change of control, and (k) early termination of the Approved Charter.

Security:

1.       A First Preferred Mortgage over the Vessel duly registered under a flag acceptable to the Lender.

2.       First assignment of insurances on the Vessel placed with brokers and underwriters acceptable to the Lender to include:

2.a.    Assignment of insurances (and reinsurances for captive company if applicable) for hull and machinery for the greater of the Fair Market Value of the Vessel or 130% of the outstandings under this Facility.

2.b.    Assignment of insurances for protection and indemnity.

2.c.    Assignment of insurance for war risks.

2.d.    Assignment of such other insurances as the Lender may require from time to time.

UniCredit Bank AG

STRICTLY PRIVATE & CONFIDENTIAL

3.       Mortgagees interest insurance (MII) for at least 120% of outstandings to be placed by the Bank at the Borrower’s expense.

Mortgagees Interest Insurance Additional Perils (MAP) for at least 110% of outstandings to be placed by the Bank at the Borrower’s expense.

4.       General Assignment of any and all income of the Vessel.

5.       Specific Assignment (incl. the Approved Charter) of any timecharter employment of the Vessel of eleven months period or longer and Notice of Assignment acknowledged by the respective charterer.

6.       Irrevocable and Unconditional Corporate Guarantee of the Guarantor.

7.       Subordination agreement of ALLSEAS MARINE S.A., the managing company of the Vessel, in form and substance satisfactory to the Bank.

8.       Pledge on the earnings account of the Vessel.

9.       An interest bearing pledged retention account is to be maintained with the Bank and be credited monthly with a proportionate amount of the next instalment (principal plus interest).

Increased Costs:	In the event of the existing requirements of any central bank, BIS or other competent authority or international convention being changed, or any new requirements being imposed, such that the overall cost of providing the Facility is increased for the Lender, and/or the return on capital obtained by the Lender in respect of this Facility is reduced, the Borrower and/or the Guarantor will;

A. Reduce or repay the Facility without penalty, or;

B. Recompense the Lender for the higher costs/reduced return involved.

Taxation:	The Borrower will pay principal, interest and fees free and clear of any and all taxes, stamp dues, duties or other levies or charges of any kind whatsoever in favour of any government, authority or any other legal entity, applicable to this commitment.

Illegality:	In the event that it becomes illegal for the Lender to lend or maintain its commitment, the Borrower and/or the Guarantor will repay the Lender and/or the commitment will be cancelled.

Transferability:	The Lender may transfer its commitment, in part or in whole.

Governing Law:	English Law.

Documentation required prior to drawdown:

Will include but not be restricted to:

1.       Satisfactory documentation and all other security documents (incl. ISDA Master Agreement and respective Schedule) with terms and conditions acceptable to the Bank drawn up at the Borrower’s expense.

UniCredit Bank AG

STRICTLY PRIVATE & CONFIDENTIAL

2.       Lender’s, Borrower’s and Guarantor’s counsels’ opinion that all documentation is legal and binding and that the Borrower and the Guarantor is aware of the documentation’s content.

3.       Letters of undertaking of insurance brokers and club managers.

4.       Evidence that the Vessel is classed +100 A1 with Lloyds Register of Shipping or to a similar standard with another classification society of like standing to be specifically approved by the Bank.

5.       Evidence that the trading certificates of the Vessel are valid and in full force and to remain as such throughout the duration of this Facility.

Cost and Expenses:	All costs in connection with the above and the subsequent monitoring and control thereof of the Facility, including all legal fees, consultant and surveyor fees are to be borne by the Borrower.

This commitment letter is subject to the terms and conditions of the loan agreement, mortgage agreements and all other instructions and agreements required in form and substance satisfactory to the Bank.

If the terms and conditions summarised above are acceptable to you, please acknowledge so by signing and returning the Duplicate Copy of this letter.

This commitment will expire if this letter has not been returned to the Bank by 20th April 2011.

Yours faithfully, UNICREDIT BANK AG

Anastasia Kerpinioti	Pericles Lykoudis
Director	Director
Global Shipping Athens	Global Shipping Athens

Accepted by:

Box Ships Inc.

Date: